EXHIBIT 99.1

First Horizon's Execution Leads to Strong Showing in 2011

MEMPHIS, Tenn., Jan. 20, 2012 (GLOBE NEWSWIRE) -- Fundamentals in First Horizon National Corp.'s (NYSE:FHN) core businesses in the fourth quarter of 2011 continued to be strong, headwinds from the company's legacy businesses continued to diminish and credit trends continued to improve as the company returned to profitability for the year. In 2011 deposit market share, loans and deposits grew in the First Tennessee regional banking business, and the unique business model in the FTN Financial capital markets business continued to make that group a strong contributor.

"2011 was another year of significant progress for First Horizon, and we're well-positioned to continue that trend this year," said Bryan Jordan, First Horizon chairman and CEO. "We're ready to meet the continuing challenges of a slow economic recovery and a low interest rate environment. The dedicated professionals throughout our company are working hard to deepen relationships with our customers, earn new business and successfully execute our long-term strategic plan."

Financial results

  Net income available to common shareholders was $34.9 million for the fourth quarter of 2011, compared to $36.1 million in third quarter 2011. Net income available to common shareholders was $131.2 million for all of 2011, compared to a loss of $57.8 million for 2010.
  Pre-tax income in the core business segments of regional banking, capital markets and corporate grew 28 percent in 2011 compared to 2010. Consolidated pre-tax income improved to $149.8 million in 2011 from $51.8 million in 2010.
  Diluted earnings per share for the fourth quarter were $0.13, nearly matching the $0.14 EPS from the third quarter of 2011, and diluted EPS for full-year 2011 was $0.50 compared to a loss of $0.25 for 2010.
Key Performance Ratios & Other Data				4Q11 Change vs.
(Shares in thousands)/(Unaudited)	4Q11	3Q11	4Q10	3Q11	4Q10
Diluted EPS	$0.13	$0.14	$(0.20)	(7)%	NM
Diluted shares	260,372	262,803	239,095	(1)%	9%
Period-end shares outstanding	257,468	263,619	263,366	(2)%	(2)%
Return on average assets (annualized) (a)	0.60%	0.62%	0.27%
Return on average common equity (annualized) (b)	5.69%	5.90%	(8.59)%
Net interest margin (c)	3.23%	3.23%	3.18%
Efficiency ratio (d)	86.71%	89.13%	88.32%
Full time equivalent employees	4,728	4,748	5,435	*	(13)%
NM - Not meaningful
* Amount is less than one percent.
(a) Calculated using net income.
(b) Calculated using net income available to common shareholders.
(c) Net interest margin is computed using total net interest income adjusted for fully taxable equivalent ("FTE"). Refer to the Non-GAAP to GAAP Reconciliation at the end of this release.
(d) Noninterest expense divided by total revenue excluding securities gains/(losses).

Segment highlights led by core business strength

  The regional bank generated improvement in core deposits, loans, net interest margin, revenues, expenses, the efficiency ratio and pre-tax, pre-provision income in the fourth quarter.
  Capital markets' fixed income average daily revenue for the fourth quarter remained strong at $1.3 million, and noninterest expense improved because of lower variable compensation and legal costs.
  First Horizon's efforts to reduce loans in the non-strategic segment resulted in a 19 percent decline for 2011 compared to 2010.
Income Statement Highlights				4Q11 Change vs.
(Thousands)/(Unaudited)	4Q11	3Q11	4Q10	3Q11	4Q10
Net interest income	$178,877	$176,340	$182,236	1%	(2)%
Noninterest income	180,993	185,725	189,483	(3)%	(4)%
Securities gains/(losses), net	203	35,162	15,681	NM	NM
Total revenue	360,073	397,227	387,400	(9)%	(7)%
Noninterest expense	312,036	322,708	328,294	(3)%	(5)%
Provision for loan losses	10,000	32,000	45,000	(69)%	(78)%
Income before income taxes	38,037	42,519	14,106	(11)%	NM
Provision/(benefit) for income taxes	(526)	8,367	(6,637)	NM	NM
Income from continuing operations	38,563	34,152	20,743	13%	86%
Income/(loss) from discontinued operations, net of tax	(752)	4,828	(3,435)	NM	78%
Net income	37,811	38,980	17,308	(3)%	NM
Net income attributable to noncontrolling interest	2,871	2,875	2,840	*	1%
Net income attributable to controlling interest	34,940	36,105	14,468	(3)%	NM
Preferred stock dividends	--	--	63,154	NM	NM
Net income available to common shareholders	$34,940	$36,105	$(48,686)	(3)%	NM
NM - Not meaningful
* Amount is less than one percent.

Continued improvement in credit quality

  Credit quality and related costs continued to improve through the end of 2011.
  Non-performing assets in the fourth quarter improved 38 percent from 2010 to 2011.
  Full-year net charge-offs improved 38 percent and reserves decreased 42 percent from 2010 to 2011.
  The non-performing assets ratio for the fourth quarter improved to 2.57 percent in 2011 from 4.48 percent in 2010.
Asset Quality Highlights				4Q11 Change vs.
(Dollars in Thousands)/(Unaudited)	4Q11	3Q11	4Q10	3Q11	4Q10
Allowance for loan losses	$384,351	$449,645	$664,799	(15)%	(42)%
Allowance / period-end loans	2.34%	2.77%	3.96%
Net charge-offs	$75,294	$106,446	$100,100	(29)%	(25)%
Net charge-offs (annualized) / average loans	1.84%	2.65%	2.36%
Non-performing assets (NPA)	$521,161	$582,572	$836,502	(11)%	(38)%
NPA % (a)	2.57%	3.02%	4.48%
(a) NPAs related to the loan portfolio over period-end loans plus foreclosed real estate and other assets.

Capital deployment

  First Horizon continued to strategically manage its excess capital in the fourth quarter, using $44 million to buy back stock under its repurchase program.
Balance Sheet Highlights & Capital Ratios				4Q11 Change vs.
(Period-End, Dollars in Thousands)/(Unaudited)	4Q11	3Q11	4Q10	3Q11	4Q10
Total loans, net of unearned income	$16,397,127	$16,241,402	$16,782,572	1%	(2)%
Total deposits	16,213,009	15,698,255	15,208,231	3%	7%
Total assets	24,789,384	25,571,469	24,698,952	(3)%	*
Total liabilities	22,104,747	22,828,239	22,020,947	(3)%	*
Total equity	2,684,637	2,743,230	2,678,005	(2)%	*
Book value per common share	$9.28	$9.29	$9.05
Tangible book value per common share (a)	$8.66	$8.68	$8.31
Tangible common equity/tangible assets (a)	9.05%	9.00%	8.93%
Tier 1 capital ratio (b)	14.16%	14.44%	13.99%
* Amount is less than one percent.
(a) Refer to the Non-GAAP to GAAP Reconciliation at the end of this release.
(b) Current quarter is an estimate.

Use of non-GAAP measures

Certain measures are included in the text and tables of this release that are non-GAAP, meaning they are not presented in accordance with generally accepted accounting principles (GAAP) in the U.S. FHN's management believes such measures are relevant to understanding the capital position and results of the company. The non-GAAP items presented in this release are pre-tax income related to core businesses, tangible common equity to tangible assets, tangible book value per common share and net interest margin computed using net interest income adjusted for FTE (fully taxable equivalent). These measures are reported to FHN's management and board of directors through various internal reports. Additionally, disclosure of the non-GAAP capital ratios provides a meaningful base for comparability to other financial institutions as these ratios have become an important measure of the capital strength of banks as demonstrated by the inclusion in the stress tests administered by the United States Treasury Department under the Capital Assistance Program. Non-GAAP measures are not formally defined by GAAP or codified in the federal banking regulations, and other entities may use calculation methods that differ from those used by FHN. The reconciliation of non-GAAP to GAAP measures and presentation of the most comparable GAAP items is contained in the following table.

NON-GAAP to GAAP Reconciliation
(Period End, Dollars in Thousands) (Unaudited)	4Q11	3Q11	4Q10
Tangible Common Equity (Non-GAAP)
(A) Total equity (GAAP)	$2,684,637	$2,743,230	$2,678,005
Less: Noncontrolling interest (a)	295,165	295,165	295,165
(B) Total common equity	2,389,472	2,448,065	2,382,840
Less: Intangible assets (GAAP) (b)	159,902	160,902	195,061
(C) Tangible common equity (Non-GAAP)	$2,229,570	$2,287,163	$2,187,779

Tangible Assets (Non-GAAP)
(D) Total assets (GAAP)	$24,789,384	$25,571,469	$24,698,952
Less: Intangible assets (GAAP) (b)	159,902	160,902	195,061
(E) Tangible assets (Non-GAAP)	$24,629,482	$25,410,567	$24,503,891

Period-end Shares Outstanding
(F) Period-end shares outstanding	257,468	263,619	263,366

Ratios
(C)/(E) Tangible common equity to tangible assets (TCE/TA) (Non-GAAP)	9.05%	9.00%	8.93%
(A)/(D) Total equity to total assets (GAAP)	10.83%	10.73%	10.84%
(C)/(F) Tangible book value per common share (Non-GAAP)	$8.66	$8.68	$8.31
(B)/(F) Book value per common share (GAAP)	$9.28	$9.29	$9.05

Net interest income adjusted for impact of fully taxable equivalent ("FTE") (Non-GAAP)
Total Consolidated:
Net interest income (GAAP)	$178,877	$176,340	$182,236
FTE adjustment	1,650	1,555	1,048
Net interest income adjusted for impact of FTE (Non-GAAP)	$180,527	$177,895	$183,284

Income before income taxes in core businesses (Non-GAAP)
Regional Banking - Income before income taxes	$90,765	$93,968	$63,211
Capital Markets - Income before income taxes	27,034	27,889	23,620
Corporate - Income/(loss) before income taxes	(23,005)	18,552	5,147
Income before income taxes in core businesses (Non-GAAP)	$94,794	$140,409	$91,978
Non-Strategic - Loss before income taxes	(56,757)	(97,890)	(77,872)
Income before income taxes (GAAP)	$38,037	$42,519	$14,106
(a) Included in total equity on the consolidated condensed balance sheet.
(b) Includes goodwill and other intangible assets, net of amortization.

Conference call

First Horizon executives will host a conference call starting at 8:30 Central Time this morning where they will review earnings and performance trends. There will also be a live webcast accompanied by a slide presentation. The call and slide presentation, which are available in the events and presentations section of http://ir.fhnc.com, may involve forward-looking information, including guidance. Callers who wish to participate can call toll-free starting at 8:15 a.m. by dialing 877-303-6618. The number for international participants is 224-357-2205. The conference ID number is 36864074. Participants can also listen to the live audio webcast with the accompanying slide presentation through the investor relations section of www.fhnc.com. A replay will be available from noon Central Time today until 11:59 p.m. on Jan. 27. To listen to the replay, dial 855-859-2056 or 404-537-3406. The passcode is 36864074. The event also will be archived and available by midnight tonight in the events and presentations section of http://ir.fhnc.com.

Other information

This press release contains forward-looking statements involving significant risks and uncertainties. A number of important factors could cause actual results to differ materially from those in the forward-looking information. Those factors include general economic and financial market conditions, including expectations of and actual timing and amount of interest rate movements including the slope of the yield curve, competition, ability to execute business plans, geopolitical developments, recent and future legislative and regulatory developments, inflation or deflation, market (particularly real estate market) and monetary fluctuations, natural disasters, customer, investor and regulatory responses to these conditions and items already mentioned in this press release, as well as critical accounting estimates and other factors described in FHN's annual report on Form 10-K and other recent filings with the SEC. FHN disclaims any obligation to update any such factors or to publicly announce the result of any revisions to any of the forward-looking statements included herein or therein to reflect future events or developments.

About First Horizon

The 4,700 employees of First Horizon National Corp. (NYSE:FHN) provide financial services through more than 170 First Tennessee Bank locations in and around Tennessee and 18 FTN Financial Group offices in the U.S. and abroad. First Tennessee has the leading combined market deposit share in the counties where it does business and one of the highest customer retention rates of any bank in the country. FTN Financial is a capital markets industry leader in fixed income sales, trading and strategies for institutional clients in the U.S. and abroad. FHN has been recognized as one of the nation's best employers by AARP and Working Mother magazines. More information is available at www.fhnc.com.

FHN-G

CONTACT: Jack Bradley
         Media Relations
         (901)523-4813
         JLBradley@FirstHorizon.com
         Aarti Bowman
         Investor Relations
         (901)523-4017
         AAGoorha@FirstHorizon.com